HS-402778

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Hong Kong Pharma Digital Technology Holdings Limited

港药数字科技控股有限公司

having by Special resolution dated 12th day of December Two Thousand Twenty-Five changed its name, is now incorporated under name of

Cellyan Biotechnology Co., Ltd

生研生物公司

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 19th day of December Two Thousand Twenty-Five

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 820195425583
www.verify.gov.ky
19 December 2025